EXHIBIT 10.2

AZTAR CORPORATION
2390 East Camelback Road, Suite 400
Phoenix, Arizona 85016

December 29, 2005

Mr. Neil A. Ciarfalia
Chief Financial Officer,
   Vice President and Treasurer
Aztar Corporation
2390 East Camelback Road, Suite 400
Phoenix, Arizona 85016

Dear Mr. Ciarfalia:

                        Pursuant to our recent discussions, PricewaterhouseCoopers, Aztar Corporation's (the "Corporation") accountants, have advised the Corporation that it will incur adverse accounting consequences upon the Corporation's adoption of FAS 123(R) with respect to any stock options with respect to the Corporation's stock which provide for the cash out of such options in any circumstances that are not within the control of the Corporation, whether such options were granted before or after the adoption of FAS 123(R). Accordingly, in order to avoid these adverse accounting consequences, and for other good and sufficient consideration, you and the Corporation have agreed to amend clause (iii)(d) of Section 4 of your severance letter agreement with the Corporation, dated as of July 6, 1995 (the "Severance Agreement"), to provide as follows, effective as of the date set forth above:

"(d)

the vesting of all outstanding options ("Options"), if any, granted to you under any of the Corporation's stock option plans, incentive plans or other similar plans with respect to shares of common stock of the Corporation ("Common Shares") shall be accelerated immediately and such Options shall be fully exercisable; provided, however, that in lieu of Common Shares issuable upon exercise of such Options (which Options shall be cancelled upon the making of the payment referred to below), subject to the consent of the Compensation Committee of the Board, the Corporation shall pay to you, at the time specified in Section 4(v), an amount in cash equal to the product of (a) the excess of, in the case of an "incentive stock option" (as defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) granted after the date hereof, the closing price of Common Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Common Shares is highest) and, in the case of all other Options, the higher of such closing price or the highest per share price for Common Shares actually paid in connection with any Change in Control, over the per share option price of each Option held by you (whether or not then fully exercisable), and (b) the number of Common Shares covered by each such Option;"

December 29, 2005

             If this letter sets forth our agreement with respect to the amendment of your Severance Agreement, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject and an amendment of your Severance Agreement.

Agreed to this 29th day of December 2005. NEIL A. CIARFALIA Neil A. Ciarfalia	Sincerely, AZTAR CORPORATION By: ROBERT M. HADDOCK Name: Robert M. Haddock Title: Chairman of the Board, President and Chief Executive Officer